Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Select Bancorp, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-225204, 333-199090, 333-168937, 333-127194, 333-117816 and 333-117476) and Form S-3 (File No. 333-225805) of Select Bancorp, Inc. of our reports dated March 15, 2019, with respect to the consolidated financial statements of Select Bancorp, Inc. and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in Select Bancorp, Inc.’s 2018 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
March 15, 2019